FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

€1,500,000,000

4.113% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2036

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Offering Format:	SEC-registered

Trade Date:	April 22, 2025

Settlement Date:	April 29, 2025 (T+5 days)

Maturity:	April 29, 2036

Par Amount:	€1,500,000,000

Reference Bund Benchmark:	DBR 2.500% due February 15, 2035

10-year EUR Mid-Swap Rate:	2.463%

Re-offer Spread vs Mid-Swaps:	Mid-Swaps + 165 bps

Re-offer Spread vs Bunds:	2.452 + 166.1 bps (Bund Price: 100.405)

Re-offer Yield:	4.113%

Fixed Rate Coupon & Payment Dates:	4.113%, payable annually in arrears on each April 29, beginning on April 29, 2026, from, and including, the Settlement Date to, but excluding, April 29, 2035 (the “fixed rate period”).

Floating Rate Coupon & Payment Dates:	From, and including, April 29, 2035 (the “floating rate period”), an annual floating rate equal to EURIBOR plus 1.582%, payable quarterly in arrears, each of January 29, April 29, July 29 and October 29, beginning on July 29, 2035 and ending at Maturity or any earlier redemption date.

Floating Rate Interest Determination Date:	The second TARGET business day prior to each interest payment date during the floating rate period.

Public Offering Price:	100.000%

Day Count:	Actual/Actual (ICMA) during the fixed rate period, Actual/360 during the floating rate period

Business Days/Convention:	TARGET, London, New York; Following, during the fixed rate period; Modified following, during the floating rate period

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after October 29, 2025 (or if additional notes are issued after April 29, 2025, beginning six months after the issue date of such additional notes) and prior to April 29, 2035 at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s preliminary prospectus supplement dated April 22, 2025 (the “Prospectus Supplement”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus Supplement) will equal the mid-market annual yield on the Reference Security, calculated to April 29, 2035, plus the Redemption Margin. The Reference Security is the Bund yield and the Redemption Margin is 0.250%.

We may redeem the notes, at our option, (i) in whole, but not in part, on April 29, 2035, or (ii) in whole at any time or in part from time to time, on or after March 29, 2036 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.

Settlement:	Euroclear / Clearstream

Minimum Denominations/Multiples:	€100,000 / multiples of €1,000 in excess thereof

Governing Law:	State of New York

Principal Paying Agent:	Citibank, N.A., London Branch

CITIGROUP INC.

€1,500,000,000

4.113% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2036

Documentation:	The notes will be issued under the issuer’s Registration Statement on Form S-3 No. 333-270327 filed with the U.S. Securities and Exchange Commission

Prohibition of Sales to EEA and UK Retail Investors:	Applicable

MiFID II professionals/ECPs-only / No EEA PRIIPs KID:	Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.

UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:	Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in UK.

ISIN:	XS2986331325

Common Code:	298633132

Sole Book Manager:	Citigroup Global Markets Limited

Joint Lead Managers:

ANZ Securities, Inc.

Barclays Bank PLC

Banco Bilbao Vizcaya Argentaria, S.A.

Bank Polska Kasa Opieki Spółka Akcyjna

Bank of Montreal, London Branch

Capital One Securities, Inc.

Deutsche Bank AG, London Branch

DZ Financial Markets LLC

Emirates NBD Bank PJSC

Erste Group Bank AG

HSBC Bank plc

ING Bank N.V.

Intesa Sanpaolo IMI Securities Corp.

Lloyds Bank Corporate Markets plc

Mizuho International plc

MUFG Securities EMEA plc

National Australia Bank Limited (ABN 12 004 044 937)

NATIXIS

Nomura Securities International, Inc.

Oversea-Chinese Banking Corporation Limited

PNC Capital Markets LLC

RBC Europe Limited

Scotiabank (Ireland) Designated Activity Company

SMBC Bank International Plc

Société Générale

The Toronto-Dominion Bank

Westpac Banking Corporation

Co-Managers:

ABN AMRO Capital Markets (USA) LLC

Banco Santander, S.A.

BNP Paribas

Canadian Imperial Bank of Commerce, London Branch

Commonwealth Bank of Australia

Desjardins Securities Inc.

Macquarie Capital (USA) Inc.

National Bank of Canada Financial Markets

Nykredit Bank A/S

Standard Chartered Bank

UBS AG London Branch

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

CITIGROUP INC.

€1,500,000,000

4.113% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2036

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.